PUBLIC STORAGE REPORTS SECOND QUARTER 2026 RESULTS AND RAISES GUIDANCE
FRISCO, Texas, July 29, 2026 — Public Storage (the “Company”) (NYSE: PSA) announced today its results for the quarter ended June 30, 2026, and its increased outlook for full-year 2026. Net income and core funds from operations (“Core FFO”) per share for the quarter are presented below:

	Three Months Ended June 30,		Change		Six Months Ended June 30, 2026		Change
Metric (per share)	2026	2025	$	%	2026	2025	$	%
Net Income	$2.55	$1.76	$0.79	44.9%	$5.26	$3.79	$1.47	38.8%
Core FFO	$4.17	$4.28	$(0.11)	(2.6)%	$8.38	$8.39	$(0.01)	(0.1)%
Highlights for the quarter:
•Increased outlook for the full-year 2026, following a strong performance in the first half of the year and optimism for the second half of 2026, including $0.02 of accretion from financing our Strategic Acquisitions of National Storage Affiliates Trust (NYSE: NSA) and Public Storage Canada (“PS Canada”).
•Entered into an agreement to acquire PS Canada for US$1.2 billion. The portfolio consists of 68 properties totaling 5.3 million square feet.
•Acquired 20 self-storage facilities with 1.5 million net rentable square feet for $222.5 million. Year to date, including activity subsequent to June 30, 2026, we acquired or were under contract to acquire 44 self-storage facilities with 3.2 million net rentable square feet, for $454.9 million.
•Expanded our financial flexibility by executing forward sale agreements under our ATM program totaling 796,009 shares (at a weighted price of $326.32 per share) during the second quarter, and subsequent to quarter end, securing approximately $258 million in future settlement proceeds, to further bolster our value creation engine.
•Entered into a new $3.0 billion unsecured revolving credit facility (the “Revolver”), plus a $500 million delayed draw term loan facility (the “Term Loan”), and established a $1.0 billion unsecured commercial paper program (the “Commercial Paper Program”).
•Completed a public offering of $500 million aggregate principal amount of senior notes at a fixed rate of 5.00% maturing on December 15, 2035.
Subsequent to quarter-end, the Company:
•Closed our merger of NSA in an all-stock transaction. With the completion of the merger, the Company currently has a portfolio of over 4,500 locations and over 327 million square feet operating under the Public Storage brand.
•Completed a public offering of $900 million aggregate principal amount of senior notes at an effective rate of 4.855%.
“Public Storage’s second quarter results reflect the strength of our platform and the disciplined execution of our long-term strategy, allowing us to raise our outlook for the back half of the year,” said Tom Boyle, Chief Executive Officer. “With the successful closing of the National Storage Affiliates acquisition and our announced agreement to acquire Public Storage Canada, the power of our PS4.0 Value Creation Engine and the operational advantages of the PS Next Platform are on full display. These strategic expansions allow us to deepen and broaden our portfolio, deliver value creation to our stakeholders, and improve customer experience across a rapidly growing footprint.”

2026 Guidance
Public Storage has raised its previously provided guidance for net operating income growth (Same Store and Non-Same Store), and Core FFO per share as included in the table below.

	2026 Guidance
	Current		Prior		Guidance Adjustment
	Low	High	Low	High
	(Dollar amounts in thousands, except per share data)
Same Store:
Revenue growth	(0.7)%	0.3%	(2.2)%	—%	0.9%
Expense growth	2.0%	3.0%	1.5%	2.8%	0.4%
Net operating income growth	(2.0)%	(0.3)%	(3.9)%	(0.5)%	1.1%

Non-Same Store:
Non-Same Store net operating income	$343,000	$357,000	$335,000	$355,000	$5,000

Core FFO per share:	$16.75	$17.05	$16.35	$17.00	$0.22
*Additional guidance assumptions can be found in the Company’s accompanying quarterly financial supplement.
*As described in more detail in the Company’s accompanying quarterly financial supplement, consistent with applicable SEC rules, we do not provide guidance for GAAP net income per share, the most comparable GAAP financial measure, or a reconciliation of estimated 2026 Core FFO per share to estimated GAAP net income per share because we are unable to reasonably predict certain items that are included in GAAP net income, including gains or losses on sales of real estate investments.
*Guidance adjustment column represents the absolute nominal change between midpoints of current and prior issued guidance.
*Non-Same Store net operating income does not include the impact of NSA and PS Canada.
Operating Results
The operating results of our 2,755 Same Store Facilities (192.1 million net rentable square feet), which represent approximately 83% of the net rentable square feet in our U.S. consolidated portfolio, are as follows:

Same Store Summary	Three Months Ended June 30,			Six Months Ended June 30,
	2026	2025	Change (a)	2026	2025	Change (a)

	(Dollar amounts in thousands, except for per square foot data)
Revenues	$1,006,549	$1,012,439	(0.6)%	$2,007,382	$2,013,460	(0.3)%
Direct Cost of Operations	(227,671)	(218,358)	4.3%	(456,959)	(451,297)	1.3%
Direct Net Operating Income (b)	778,878	794,081	(1.9)%	1,550,423	1,562,163	(0.8)%
Indirect Cost of Operations	(32,505)	(30,748)	5.7%	(64,650)	(62,133)	4.1%
Net Operating Income (b)	$746,373	$763,333	(2.2)%	$1,485,773	$1,500,030	(1.0)%

Gross Margin (before indirect costs)	77.4%	78.4%	(1.0)%	77.2%	77.6%	(0.4)%
Gross Margin (after indirect costs)	74.2%	75.4%	(1.2)%	74.0%	74.5%	(0.5)%

Average Occupancy	92.5%	92.3%	0.2%	92.0%	91.7%	0.3%

Realized annual rental income per (b):
Occupied square foot	$21.89	$22.06	(0.8)%	$21.94	$22.06	(0.5)%
Available square foot	$20.24	$20.36	(0.6)%	$20.18	$20.23	(0.2)%
(a)Represents the absolute nominal change with respect to gross margin and square foot occupancy, and the percentage change with respect to all other items.
(b)See Definitions for description of non-GAAP measures.
In addition to the Same Store Facilities, we have 441 primarily acquisition, development, and expansion facilities (39.3 million rentable square feet) in various stages of lease-up that represent the remaining 17% of the net rentable square feet in our portfolio. Revenues and net operating income from this non-same store pool grew 25.6% and 21.5%, respectively, during the quarter, and 25.2% and 24.3%, respectively, during the year.

Investment and Third-Party Management Activity
NSA Merger: On July 22, 2026, we closed our merger with NSA in an all-stock transaction (the "NSA Merger"), expanding the Public Storage brand portfolio to over 4,500 locations and more than 327 million operating square feet. Under the terms of the merger agreement, NSA shareholders received 0.1400 Public Storage common shares for each issued and outstanding NSA common share they owned. Concurrently with the closing, we formed a new joint venture consisting of 313 properties valued at approximately $3.3 billion, structured so that former NSA's operating partnership unitholders own approximately 80% of the equity, with Public Storage holding the remaining 20% interest.
The NSA Merger captures significant scale advantages by applying our industry-leading PS Next revenue and expense management capabilities to NSA’s solid operating momentum. Our operating platform advantage, highlighted by 78% same-store direct operating margins, compares favorably to NSA’s historical margins of 70%. We expect to generate approximately $110 million to $130 million of run-rate synergies within the next three to four years, driven by enhanced customer experience, NOI opportunity, tenant reinsurance uplift, and G&A savings. The transaction is expected to be accretive to FFO per share within the first year of closing, and to deliver approximately $0.35 to $0.50 per share in annualized FFO accretion upon the full realization of stabilized synergies. Additional information related to NSA’s second quarter 2026 performance can be found in the quarterly financial supplement published on the Company's Investor Relations website.
PS Canada: On June 22, 2026, the Company entered into an agreement to acquire PS Canada for US$1.2 billion, consisting of approximately $889 million of Public Storage OP units and approximately $310 million in cash. The portfolio consists of 68 properties totaling 5.3 million square feet. The acquisition of PS Canada represents a strategic opportunity to expand the Public Storage platform into major Canadian markets with attractive long-term fundamentals. This portfolio includes high-quality real estate in key markets, carries the Public Storage brand, and offers meaningful upside through our PS Next™ operating platform. The transaction is expected to close in the third quarter of 2026.
Acquisitions: During the quarter, we acquired 20 self-storage facilities with 1.5 million net rentable square feet for $222.5 million. For the six months ended June 30, 2026, and including activity subsequent to quarter end, not including PS Canada, we acquired or were under contract to acquire 44 facilities with 3.2 million net rentable square feet for $454.9 million.
Developments and Expansions: For the six months ended June 30, 2026, we opened three newly developed facilities and one expansion project, which together contributed 0.4 million net rentable square feet at a cost of $57.3 million.
At June 30, 2026, we had various facilities in development (2.8 million net rentable square feet) estimated to cost $483.5 million and various expansion projects underway (1.2 million net rentable square feet) estimated to cost $208.2 million. In total, these development and expansion projects are expected to deliver 4.0 million net rentable square feet at an aggregate cost of approximately $691.7 million. The remaining $431.6 million of development costs for these projects are expected to be incurred primarily in the next 18 to 24 months.
Lending: During the quarter, we originated $30.5 million of bridge loan financing for third-party self-storage owners at an average rate of 7.8%. At June 30, 2026, we had total notes receivable of $173.3 million at an average annual interest rate of 7.6% and $44.3 million of unfunded loan commitments expected to close in the next twelve months.
Third-Party Management: During the quarter, we added a net 22 facilities to our third-party property management program. At June 30, 2026, we managed or were under contract to manage 463 facilities (34.2 million net rentable square feet) through the program, including 68 facilities currently under construction.
Capital Markets Activity and Balance Sheet
"2026 has been a very strategic and beneficial year in the capital markets for Public Storage, setting up our balance sheet and value creation engine for years to come," said Joe Fisher, President and Chief Financial Officer. "Year-to-date, we have had $5.9 billion of debt capital markets activity and $6.0 billion of common share and partnership unit issuance or committed issuance. These deliberate actions further strengthen our industry best balance sheet, enhance our liquidity and financial flexibility, and fully fund our accretive external growth, including the acquisitions of NSA and Public Storage Canada."
The Company’s total indebtedness as of June 30, 2026 was $10.3 billion, with $650 million, or 6.3%, maturing in 2026. As of June 30, 2026, the Company had approximately $3.8 billion of liquidity through a combination of cash, undrawn capacity on its credit facility, and expected retained cash flow over the next twelve months. During the quarter, we completed a public offering of $500 million aggregate principal amount of senior notes at a fixed rate of 5.00% maturing on December 15, 2035. Additionally, we entered into a new $3.0 billion revolver, plus a $500 million delayed draw term loan facility, and established a $1.0 billion unsecured commercial paper program. The Revolver replaces in its entirety the Company’s $1.5 billion revolving credit facility that was scheduled to mature June 12, 2027. Lastly, through July 29, 2026, we have entered into forward sale agreements under our ATM program for a total of 796,009 common shares (at a weighted average price of $326.32 per share), which are expected to generate approximately $258 million of future net proceeds upon settlement.
Subsequent to quarter end, the Company issued $900 million aggregate principal amount of senior notes at an effective rate of 4.855%, including $400 million aggregate principal amount of fixed rate senior notes bearing interest at an annual rate of 4.700% maturing on February 1, 2032, and $500 million aggregate principal amount of fixed rate senior notes bearing interest at an annual rate of 5.150% maturing on August 15, 2036.
Selected balance sheet metrics as of June 30, 2026:

	Six Months Ended June 30,
Metric	2026	2025	Change (a)
Weighted Average Interest Rate	3.3%	3.0%	0.3%
Weighted Average Years to Maturity (b)	6.1	6.3	(0.2)
Net Debt to EBITDA (c)	2.9x	3.1x	(0.2)x
Net Debt and Preferred Equity to EBITDA (c)	4.2x	4.1x	0.1x
EBITDA to Fixed Charges (c)	6.6x	6.9x	(0.3)x
Credit Ratings (Moody’s / S&P)	A2 / A	A2 / A	—
(a)Represents the absolute nominal change.
(b)The weighted average years to maturity does not include preferred stock.
(c)EBITDA and Fixed Charges are non-GAAP measures. The EBITDA reconciliation and Fixed Charges computation can be found in the Company’s accompanying quarterly financial supplement.

Supplemental Information
This press release, our Form 10-Q for the second quarter of 2026, the accompanying quarterly financial supplement, and additional information about Public Storage are available on our website, www.publicstorage.com.
Definitions (unaudited)
Annual contract rent: Represents the agreed-upon monthly rate that is paid by our tenants in place at the time of measurement. Contract rates are initially set in the lease agreement upon move-in, and we adjust them from time to time with notice. Contract rent excludes other fees that are charged on a per-item basis, such as late charges and administrative fees, does not reflect the impact of promotional discounts, and does not reflect the impact of rents that are written off as uncollectible.
Earnings Before Interest, Taxes, Depreciation, and Amortization (“EBITDA”): EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is a non-GAAP financial measure and is used by us as a supplemental measure of performance. We believe investors and analysts utilize EBITDA in a similar manner. EBITDA is not a substitute for net income, operating cash flow, or other related financial measures, in evaluating our operating results. Other REITs may compute this measure differently, so comparisons among REITs may not be helpful.
Funds Available for Distribution (“FAD”): FFO adjusted to exclude certain non-cash charges and to deduct recurring capital expenditures, which do not include capital expenditures for energy efficiencies, including the installation of solar panels, heat pumps, and LED lighting; or capital expenditures for other property enhancements, including acquisition rebrandings and commercial conversions. We utilize FAD in evaluating our ongoing cash flow available for investment, debt repayment, and common distributions. We believe investors and analysts utilize FAD in a similar manner. FAD is not a substitute for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because it excludes investing and financing activities presented on our statements of cash flows. In addition, other REITs may compute this measure differently, so comparisons among REITs may not be helpful.
Funds from Operations (“FFO”) and FFO per diluted common share (“FFO per share”): Non-GAAP measures defined by Nareit. We believe that FFO and FFO per share are useful to REIT investors and analysts in measuring our performance because Nareit’s definition of FFO excludes items included in net income that do not relate to or are not indicative of our operating and financial performance. FFO represents net income before real estate-related depreciation and amortization, which is excluded because it is based upon historical costs and assumes that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions. FFO also excludes gains or losses on sale of real estate assets and real estate impairment charges, which are also based upon historical costs and are impacted by historical depreciation. FFO and FFO per share are not a substitute for net income or earnings per share. FFO is not a substitute for net cash flow in evaluating our liquidity or ability to pay dividends, because it excludes investing and financing activities presented on our consolidated statements of cash flows. In addition, other REITs may compute these measures differently, so comparisons among REITs may not be helpful.
We also present “Core FFO” and “Core FFO per share” non-GAAP measures that represent FFO and FFO per share excluding the impact of (i) foreign currency exchange gains and losses, (ii) charges related to the redemption of preferred securities, (iii) transaction and integration costs related to the NSA Merger, and (iv) certain other non-cash and/or nonrecurring income or expense items primarily representing, with respect to the periods presented below, the impact of corporate transformation costs, loss contingencies, due diligence costs incurred in pursuit of strategic transactions, cancelled project write-off, realized or unrealized gain or loss on private equity investments and non-hedge designated derivative transactions, certain CEO transition-related costs, and amortization of acquired non real estate-related intangibles. We review Core FFO and Core FFO per share to evaluate our ongoing operating performance, and we believe they are used by investors and REIT analysts in a similar manner. However, Core FFO and Core FFO per share are not substitutes for net income and net income per share. Because other REITs may not compute Core FFO or Core FFO per share in the same manner as we do, may not use the same terminology, or may not present such measures, Core FFO and Core FFO per share may not be comparable among REITs.
Net operating income (“NOI”): Net operating income or “NOI” is a non-GAAP financial measure that excludes the impact of depreciation and amortization expense, which is based upon historical real estate costs and assumes that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions. We utilize NOI in determining current property values, evaluating property performance, and evaluating property operating trends. We believe that investors and analysts utilize NOI in a similar manner. Direct net operating income (“Direct NOI”), a subtotal within NOI, is a non-GAAP financial measure that excludes the impact of supervisory payroll, centralized management costs, and share-based compensation in addition to depreciation and amortization expense. We utilize direct net operating income in evaluating property performance and in evaluating property operating trends as compared to our competitors. We believe that investors and analysts utilize NOI and Direct NOI in a similar manner. These measures are not a substitute for net income, operating cash flow, or other related financial measures, in evaluating our operating results. See Note 14 to our June 30, 2026, consolidated financial statements for a reconciliation of NOI to our total net income for all periods presented.

Realized annual rent per occupied square foot: Computed by dividing rental income, before late charges and administrative fees, by the weighted average occupied square feet for the period. This measure excludes late charges and administrative fees in order to provide a better measure of our ongoing level of revenue. Late charges are dependent upon the level of delinquency, and administrative fees are dependent upon the level of move-ins. In addition, the rates charged for late charges and administrative fees can vary independently from rental rates. This measure takes into consideration promotional discounts, which reduce rental income.
Realized annual rent per available square foot: Computed by dividing rental income, before late charges and administrative fees, by the total available net rentable square feet for the period. Similar to realized annual rent per occupied square foot, this measure excludes late charges and administrative fees, and takes into consideration promotional discounts, which reduce rental income.
Same Store Facilities: Consist of facilities we have owned and operated on a stabilized level of occupancy, revenues, and cost of operations since January 1, 2024. The composition of our Same Store Facilities allows us more effectively to evaluate the ongoing performance of our self-storage portfolio by excluding the impact of fill-up of unstabilized facilities, which can significantly affect operating trends. We believe investors and analysts use Same Store Facilities information in a similar manner. However, because other REITs may not compute Same Store Facilities in the same manner as we do, may not use the same terminology or may not present such a measure, Same Store Facilities may not be comparable among REITs.

Second Quarter Conference Call
A conference call is scheduled for July 30, 2026, at 11:00 a.m. (CT) to discuss the second quarter earnings results. The domestic dial-in number is (877) 407-9039, and the international dial-in number is (201) 689-8470. A simultaneous audio webcast may be accessed by using the link at www.publicstorage.com under “About Us, Investor Relations, News and Events, Event Calendar.” A replay of the conference call may be accessed through August 13, 2026, by calling (844) 512-2921 (domestic), (412) 317-6671 (international) (access ID number for either domestic or international is 13761635) or by using the link at www.publicstorage.com under “About Us, Investor Relations, News and Events, Event Calendar.”
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements relating to our 2026 outlook and all underlying assumptions, our expected acquisition, disposition, development, and redevelopment activity, supply and demand for our self-storage facilities, information relating to operating trends in our markets, expectations regarding operating expenses, including property tax changes, expectations regarding the impacts from inflation and changes in macroeconomic conditions, our strategic priorities, expectations with respect to financing activities, rental rates, cap rates, and yields, leasing expectations, our credit ratings, our expectations with respect to the future performance of the facilities acquired in the NSA Merger, and all other statements other than statements of historical fact. Such statements are based on management’s beliefs and assumptions made based on information currently available to management and may be identified by the use of the words “outlook,” “guidance,” “expects,” “believes,” “anticipates,” “should,” “estimates,” and similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results and performance to be materially different from those expressed or implied in the forward-looking statements. Risks and uncertainties that may impact future results and performance include, but are not limited to those risks and uncertainties described in Part 1, Item 1A, “Risk Factors” in our most recent Annual Report on Form 10-K for the year ended December 31, 2025 filed with the Securities and Exchange Commission (the “SEC”) on February 12, 2026 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 filed with the SEC on April 27, 2026, and in our other filings with the SEC. These include changes in demand for our facilities, changes in macroeconomic conditions, failure to realize the expected benefits of the NSA Merger, including the risk that NSA’s business will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected, including our ability to retain and hire key personnel, changes in national self-storage facility development activity, impacts from our strategic corporate transformation initiative, impacts of natural disasters, adverse changes in laws and regulations including governing property tax, evictions, rental rates, minimum wage levels, and insurance, adverse economic effects from public health emergencies, international military conflicts, international trade disputes (including threatened or implemented tariffs imposed by the U.S. and threatened or implemented tariffs imposed by foreign countries in retaliation), or similar events impacting public health and/or economic activity, increases in the costs of our primary customer acquisition channels, adverse impacts to us and our customers from high interest rates, inflation, unfavorable foreign currency rate fluctuations, or changes in federal or state tax laws related to the taxation of REITs, security breaches, including ransomware, or a failure of our networks, systems, or technology. These forward-looking statements speak only as of the date of this press release or as of the dates indicated in the statements. All of our forward-looking statements, including those in this press release, are qualified in their entirety by this cautionary statement. We expressly disclaim any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, new estimates, or other factors, events or circumstances after the date of these forward-looking statements, except when expressly required by law. Given these risks and uncertainties, you should not rely on any forward-looking statements in this press release, or which management may make orally or in writing from time to time, neither as predictions of future events nor guarantees of future performance.
About Public Storage
Public Storage, a member of the S&P 500, is a REIT that primarily acquires, develops, owns, and operates self-storage facilities. At June 30, 2026, we: (i) owned and/or operated 3,584 self-storage facilities located in 40 states with approximately 259 million net rentable square feet in the United States and (ii) owned a 35% common equity interest in Shurgard Self Storage Limited (Euronext Brussels: SHUR), which owned 335 self-storage facilities located in seven Western European countries with approximately 19 million net rentable square feet operated under the Shurgard® brand. Our headquarters are located in Frisco, Texas.
Investor Contact
InvestorRelations@publicstorage.com

PUBLIC STORAGE
SELECTED FINANCIAL DATA
Same Store Operating Performance
(Unaudited – amounts in thousands except per square foot data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2026	2025	Change (c)	2026	2025	Change (c)

	(Dollar amounts in thousands, except for per square foot data)
Revenues (a):
Rental income	$972,740	$978,048	(0.5)%	$1,939,453	$1,943,573	(0.2)%
Late charges and administrative fees	33,809	34,391	(1.7)%	67,929	69,887	(2.8)%
Total revenues	1,006,549	1,012,439	(0.6)%	2,007,382	2,013,460	(0.3)%

Direct cost of operations (a):
Property taxes	111,362	105,186	5.9%	217,485	212,411	2.4%
On-site property manager payroll	33,713	34,325	(1.8)%	68,075	68,907	(1.2)%
Repairs and maintenance	20,824	20,172	3.2%	43,431	44,182	(1.7)%
Utilities	11,888	11,506	3.3%	27,344	27,469	(0.5)%
Marketing	22,029	20,732	6.3%	44,625	44,382	0.5%
Other direct property costs	27,855	26,437	5.4%	55,999	53,946	3.8%
Total direct cost of operations	227,671	218,358	4.3%	456,959	451,297	1.3%
Direct net operating income (d)	778,878	794,081	(1.9)%	1,550,423	1,562,163	(0.8)%
Indirect cost of operations (a)	(32,505)	(30,748)	5.7%	(64,650)	(62,133)	4.1%
Net operating income (b) (d)	$746,373	$763,333	(2.2)%	$1,485,773	$1,500,030	(1.0)%

Gross margin (before indirect costs)	77.4%	78.4%	(1.0)%	77.2%	77.6%	(0.4)%

Gross margin (after indirect costs)	74.2%	75.4%	(1.2)%	74.0%	74.5%	(0.5)%

Weighted average for the period:
Square foot occupancy	92.5%	92.3%	0.2%	92.0%	91.7%	0.3%

Realized annual rental income per (d):
Occupied square foot	$21.89	$22.06	(0.8)%	$21.94	$22.06	(0.5)%
Available square foot	$20.24	$20.36	(0.6)%	$20.18	$20.23	(0.2)%

At June 30:
Square foot occupancy				92.4%	91.9%	0.5%
Annual contract rent per occupied square foot (d)				$22.09	$22.25	(0.7)%
(a)Revenues and cost of operations do not include tenant reinsurance and merchandise sales and expenses generated at the facilities.
(b)See reconciliation of self-storage NOI to net income provided below.
(c)Represents the absolute nominal change with respect to gross margin and square foot occupancy, and the percentage change with respect to all other items.
(d)See Definitions for description of non-GAAP measures.

PUBLIC STORAGE
SELECTED CONSOLIDATED INCOME STATEMENT DATA
(Unaudited – amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Revenues:
Self-storage facilities	$1,139,947	$1,118,658	$2,268,072	$2,221,656
Ancillary operations	92,934	82,436	182,550	162,622
Total revenues	1,232,881	1,201,094	2,450,622	2,384,278

Expenses:
Self-storage cost of operations	307,820	284,717	613,499	585,871
Ancillary cost of operations	36,286	33,288	70,550	63,981
Depreciation and amortization	287,757	283,216	578,480	565,931
Real estate acquisition and development expense	5,187	2,538	7,615	9,961
General and administrative	44,369	25,727	74,720	50,911
Interest expense	84,781	71,609	164,799	143,618
Total expenses	766,200	701,095	1,509,663	1,420,273
Operating income	466,681	499,999	940,959	964,005

Other increases (decreases) to net income:
Interest and other income (expense)	16,877	12,789	24,655	26,023
Equity in earnings (loss) of unconsolidated real estate entity	4,944	(2,230)	11,780	1,397
Foreign currency exchange gain (loss)	17,187	(146,070)	58,860	(214,765)
Gain (Loss) on sale of real estate	(35)	163	344	208
Income before income taxes	505,654	364,651	1,036,598	776,868
Income tax (provision) benefit	(2,716)	(3,240)	(4,285)	(4,666)
Net income	502,938	361,411	1,032,313	772,202
Allocation to noncontrolling interests	(2,978)	(2,992)	(6,080)	(5,992)
Net income allocable to Public Storage shareholders	499,960	358,419	1,026,233	766,210
Allocation of net income to:
Preferred shareholders	(48,678)	(48,673)	(97,356)	(97,351)
Restricted share units and unvested LTIP units	(1,024)	(778)	(1,831)	(1,661)
Net income allocable to common shareholders	$450,258	$308,968	$927,046	$667,198

Per common share:
Net income per common share – Basic	$2.56	$1.76	$5.28	$3.80
Net income per common share – Diluted(1)	$2.55	$1.76	$5.26	$3.79
Weighted average common shares – Basic	175,561	175,442	175,540	175,431
Weighted average common shares – Diluted	176,512	175,921	176,455	175,932
(1) Includes adjustment to numerator for net income attributable to noncontrolling interest shares.

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Reconciliation of Net Income to FFO and Core FFO and FFO to Funds Available for Distribution
(Unaudited – amounts in thousands except per share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2026	2025	Percentage Change	2026	2025	Percentage Change

Reconciliation of Net Income to FFO and Core FFO (a):
Net income allocable to common shareholders	$450,258	$308,968	45.7%	$927,046	$667,198	38.9%
Eliminate items excluded from FFO:
Real estate-related depreciation and amortization	284,729	280,221		572,495	560,230
Real estate-related depreciation from unconsolidated real estate investment	10,884	17,683		22,161	30,958
Real estate-related depreciation allocated to noncontrolling interests, restricted share unitholders, and unvested LTIP unitholders	(2,761)	(2,215)		(5,487)	(4,329)
Impairment (recovery) write-down of real estate investments	(210)	—		(210)	3,827
Gains on sale of real estate investments, including our equity share from investment	35	(163)		(344)	(208)
FFO allocable to common shares (a)	$742,935	$604,494	22.9%	$1,515,661	$1,257,676	20.5%
Eliminate items excluded from Core FFO:
Adjustments to G&A Expense:
Transaction and integration costs	4,687	—		4,687	400
Legal reserves and recoveries	(1,700)	(255)		(1,700)	290
Corporate transformation costs	4,238	1,013		6,932	1,802
Executive severance and CEO transition costs	5,095	—		7,662	—
Other Non-Core Adjustments:
Foreign currency exchange (gain) loss	(17,187)	146,070		(58,860)	214,765
Unrealized (gain) loss on private equity investments	(3,779)	915		(3,305)	1,788
Unrealized (gain) loss on interest rate derivatives	606	—		5,857	—
Other items	1,176	112		1,376	225
Core FFO allocable to common shares (a)	$736,071	$752,349	(2.2)%	$1,478,310	$1,476,946	0.1%

Reconciliation of FFO to FAD:
FFO allocable to common shares	$742,935	$604,494	22.9%	$1,515,661	$1,257,676	20.5%
Eliminate effect of items included in FFO but not FAD:
Share-based compensation expense in excess of cash paid	12,530	10,248		21,818	17,863
Foreign currency exchange (gain) loss	(17,187)	146,070		(58,860)	214,765
Less:
Capital expenditures to maintain real estate facilities	(43,385)	(41,414)		(88,908)	(85,555)
FAD (a)	$694,893	$719,398	(3.4)%	$1,389,711	$1,404,749	(1.1)%

Per diluted common share:
FFO per share (a)	$4.21	$3.44	22.4%	$8.59	$7.15	20.1%
Core FFO per share (a)	$4.17	$4.28	(2.6)%	$8.38	$8.39	(0.1)%
(a)See Definitions for description of non-GAAP measures.

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Reconciliation of Self-Storage Net Operating Income to Net Income
(Unaudited – amounts in thousands)

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025

Self-storage revenues for:
Same Store Facilities	$1,006,549	$1,012,439	$2,007,382	$2,013,460
Acquired Facilities	78,871	57,561	153,875	112,966
Newly Developed and Expanded Facilities	51,314	44,382	100,197	86,811
Other Non-Same Store Facilities	3,213	4,276	6,618	8,419
Self-storage revenues	1,139,947	1,118,658	2,268,072	2,221,656

Self-storage cost of operations for:
Same Store Facilities	260,176	249,106	521,609	513,430
Acquired Facilities	27,966	19,797	53,754	40,330
Newly Developed and Expanded Facilities	18,536	14,303	35,638	29,074
Other Non-Same Store Facilities	1,142	1,511	2,498	3,037
Self-storage cost of operations	307,820	284,717	613,499	585,871

Self-storage NOI for:
Same Store Facilities	746,373	763,333	1,485,773	1,500,030
Acquired Facilities	50,905	37,764	100,121	72,636
Newly Developed and Expanded Facilities	32,778	30,079	64,559	57,737
Other Non-Same Store Facilities	2,071	2,765	4,120	5,382
Self-storage NOI (a)	832,127	833,941	1,654,573	1,635,785

Ancillary revenues	92,934	82,436	182,550	162,622
Ancillary cost of operations	(36,286)	(33,289)	(70,550)	(63,982)
Depreciation and amortization	(287,757)	(283,216)	(578,480)	(565,931)
Real estate acquisition and development expense	(5,187)	(2,538)	(7,615)	(9,961)
General and administrative expense	(44,369)	(25,727)	(74,720)	(50,911)
Interest and other income (expense)	16,877	12,789	24,655	26,023
Interest expense	(84,781)	(71,609)	(164,799)	(143,618)
Equity in earnings (loss) of unconsolidated real estate entity	4,944	(2,230)	11,780	1,397
Gain (Loss) on sale of real estate	(35)	163	344	208
Foreign currency exchange gain (loss)	17,187	(146,070)	58,860	(214,765)
Income tax (provision) benefit	(2,716)	(3,240)	(4,285)	(4,666)
Net income	$502,938	$361,410	$1,032,313	$772,201
(a)See Definitions for description of non-GAAP measures.

PUBLIC STORAGE
SELECTED CONSOLIDATED BALANCE SHEET DATA
(Unaudited – amounts in thousands, except share and per share data)

	June 30, 2026	December 31, 2025
ASSETS
Cash and equivalents	$259,936	$318,095
Real estate facilities, at cost:
Land	5,999,442	5,952,072
Buildings	24,503,343	24,126,185
Total land and buildings, at cost	30,502,785	30,078,257
Accumulated depreciation	(12,008,797)	(11,468,054)
Total land and buildings, net	18,493,988	18,610,203
Construction in process	260,088	194,355
Total real estate facilities, net	18,754,076	18,804,558

Investment in unconsolidated real estate entity	364,794	388,586
Goodwill and other intangible assets, net	228,005	251,613
Notes receivable, net	173,300	142,108
Other assets	337,621	303,644
Total assets	$20,117,732	$20,208,604

LIABILITIES AND EQUITY
Notes payable	$10,180,215	$10,253,881
Accrued and other liabilities	651,705	612,889
Total liabilities	10,831,920	10,866,770

Commitments and contingencies

Equity:
Public Storage shareholders’ equity:
Preferred Shares, $0.01 par value, 100,000,000 shares authorized, 174,000 shares issued (in series) and outstanding, (174,000 shares at December 31, 2025) at liquidation preference	4,350,000	4,350,000
Common Shares, $0.10 par value, 650,000,000 shares authorized, 175,621,082 shares issued (175,500,243 shares at December 31, 2025)	17,562	17,550
Paid-in capital	6,214,483	6,147,650
Accumulated deficit	(1,345,970)	(1,219,273)
Accumulated other comprehensive loss	(45,795)	(47,799)
Total Public Storage shareholders’ equity	9,190,280	9,248,128
Noncontrolling interests	95,532	93,706
Total equity	9,285,812	9,341,834
Total liabilities and equity	$20,117,732	$20,208,604